EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT




We consent to the use, in the Registration Statement of RRUN Ventures Network, Inc. on Form S-8 relating to the registration of common shares issued to certain consultants pursuant to consulting agreements entered into between those consultants and RRUN Ventures Network, Inc., of our Auditors' Report, dated March 28, 2002, on the consolidated balance sheets of RRUN Ventures Network, Inc. as at December 31, 2001 and 2000, and the related consolidated statements of operations and deficit accumulated during the development stage, cash flows, and stockholders' equity for the year ended December 31, 2001, and for the period from inception, October 12, 2000, to December 31, 2001.




Vancouver,  Canada                             "Morgan  &  Company"
July  15,  2002                                Chartered  Accountants